Exhibit 19.1
STARWOOD PROPERTY TRUST, INC.
INSIDER TRADING POLICY
This Policy confirms procedures which officers, directors, employees and other specified individuals with access to sensitive information (collectively, “Insiders”) of Starwood Property Trust, Inc. (the “Company”) must follow with respect to transactions in the Company’s securities including its common stock, options to purchase common stock, preferred stock, bonds and other debt securities, convertible debentures, warrants and any other types of securities the Company may issue, as well as derivative securities not issued by the Company such as exchange-traded put or call options or swaps relating to securities of the Company (collectively referred to in this Policy as “Company Securities”). In addition, this Policy confirms that the Company will not trade in Company Securities in violation of applicable securities laws or stock exchange listing standards. This Policy is subject to modification from time to time as the Board deems necessary or advisable. This Policy applies to (1) all Insiders, (2) an Insider’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person’s home (collectively, “Family Members”), and (3) any entity (such as a trust) that is controlled or directed by an Insider (“Controlled Entities”).
    1.    Prohibition Against Trading on Material Nonpublic Information

    During the course of your service at the Company, you may become aware of material nonpublic information. It is difficult to describe exhaustively what constitutes “material” information, but you should assume that any information, positive or negative, which might be of significance to an investor, as part of the total mix of available information, in determining whether to purchase, sell or hold Company Securities would be material. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Examples of “material” information include:

•information about active, specially serviced loans and REO assets, such as the approval of a new lease, the approval or termination of a franchise agreement on a hotel, and/or a borrower entering into a consent agreement;
•Company financial forecasts, especially earnings estimates and information;
•changes in previously disclosed financial information;
•mergers, acquisitions or tender offers;
•major transactions with other companies or entities, such as joint ventures;
•stock splits or other transactions relating to Company Securities;
•major litigation or regulatory developments;
•significant changes in management or operations;
•significant changes in investment strategies;
•the execution of a significant contract;
•extraordinary borrowings or liquidity problems;
•purchase or sale of substantial assets (including properties or property portfolios);
•governmental investigations, criminal actions or indictments and any collateral consequences, including potential debarment from government contracts;
•the extent to which external events (for example, pandemics, wars, etc.), have had or will have a significant impact on the Company’s operating results; and
•a major cybersecurity incident.

Note that the above list is merely illustrative and not in any way exhaustive.

    “Nonpublic” information is any information that has not yet been disclosed generally to the marketplace. Information received about a company under circumstances that indicate that it is not yet in general circulation should be considered nonpublic. As a rule, you should be able to point to some fact to show that the information is generally available; for example, disclosure within a report filed by the Company with the U.S. Securities and Exchange Commission, issuance of a press release by the Company or announcement of the information in The Wall Street Journal or other news publication. Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before you trade in Company Securities. For purposes of this Policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release containing material information at 6:00 a.m. on a Tuesday, and the New York Stock Exchange is open for trading on Tuesday, persons subject to this Policy shall not be permitted to trade in Company Securities until Wednesday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this Policy shall not be permitted to trade in Company Securities until Tuesday.

    If you are aware of material nonpublic information regarding the Company, you are prohibited from trading in Company Securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 and Exhibit A of this Policy. You also are prohibited from giving “tips” on material nonpublic information. This means you are prohibited from directly or indirectly disclosing such information to any other person, including family members, relatives or friends, so that they may trade in Company Securities. Furthermore, if you are aware of material nonpublic information regarding the Company, you are prohibited from gifting Company Securities.

Additionally, you are prohibited from trading in the securities of another company at any time when you are aware of material nonpublic information, as a result of your employment or service for the Company, that could affect the price of that company’s securities. For example, the Company often receives sensitive information about its sponsors and the loans and REO assets that it services as well as the financial and real estate investments the Company or its affiliates may make. Insiders may not misuse, or use for their personal gain, any material nonpublic information about a security or issuer. Such misuse includes (i) purchasing, selling or otherwise transacting in a security, real property or other investment about which the Insider has material nonpublic information; (ii) trading in a security, real property or other investment where the Insider knows that the Company or any of its affiliates is engaged in the same transaction; and (iii) recommending that any person (including Family Members) engage in any security, real estate or other investment about which the Insider has material nonpublic information.

    In addition, you and your Family Members and Controlled Entities may not, under any circumstances, trade options for, or sell “short,” Company Securities.

2.    Rule 10b5-1 Trading Plans

Rule 10b5-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) provides an affirmative defense against a claim of insider trading if the applicable Insider’s trades are made pursuant to a written plan that was adopted in good faith at a time when the Insider was not aware of material nonpublic information. It is the Company’s policy that Insiders may make trades pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, as summarized in Exhibit A, (ii) such plan was adopted at a time when the Insider would otherwise have been able to trade under Section 3 of this Policy and (iii) adoption of the plan was expressly authorized by the Company’s Chief Compliance Officer or the Company’s General Counsel, or his or her designee (each of which may be referred to herein as a “Compliance Officer”). Once the plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that trades made pursuant to Rule 10b5-1 plans by executive officer and/or director Insiders must still be reported to a Compliance Officer pursuant to Section 5 below. Additionally, Insiders must pre-approve any modification or termination of a Rule 10b5-1 plan with a Compliance Officer prior to such modification or termination.

    3.    Permitted Trading Periods for Non-Rule 10b5-1 Trades

    Company executive officers and directors and all members of the Company’s finance and legal departments, and their respective Family Members and Controlled Entities, may only trade in or gift Company Securities during the period commencing one full Trading Day following a release of quarterly results and ending on the date that is the last Trading Day of the subsequent quarter (the “Trading Window”). Nonetheless, as mentioned above, no trade or gift of Company Securities may be made during these Trading Windows if the person covered by this Policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.

    From time to time, upon prior notice to the persons affected, the Company may impose event-specific special blackout periods during which some or all Insiders will be prohibited from trading in or gifting Company Securities. Insiders should not inform any other person of being subject to a special blackout period.

    The trading restrictions set forth in this Section 3 do not apply to any trades or gifts made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan.

4.    Pre-Approval Process

In addition to complying with the prohibition on trading during scheduled and event-specific special blackout periods, the Company’s executive officers and directors must first obtain pre-clearance from a Compliance Officer before engaging in any transaction in Company Securities, including gifts, unless such transaction is made pursuant to a Rule 10b5-1 trading plan approved under this Policy. A request for pre-approval should be submitted to a Compliance Officer at least 48 hours in advance of the proposed transaction. Decisions regarding requests for approval are made at the discretion of a Compliance Officer, who may consult with outside legal or other professionals in determining whether to grant any request for approval.

Approval for a requested trade is effective for a period of 48 hours from the time approval is given, or such other period as may be specified in the relevant approval. If the transaction is not completed before the approval expires, a new preclearance request must be submitted. A Compliance Officer may withdraw approval at any time. If the person becomes aware of material nonpublic information before the trade is executed, the pre-approval is void and the trade must not be completed. Transactions not effected within the time limit become subject to pre-approval again. If a person seeks pre-approval and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities and should not inform any other person of the restriction.

5.    Reporting Trades

We require that all of the Company’s executive officers and directors submit to a Compliance Officer a copy of any trade order or confirmation relating to the purchase, sale or gift of Company Securities on the date of any such transaction. This information is necessary to enable us to monitor trading by our executive officers and directors and ensure that all such trades are properly reported. Your adherence to this Policy is vital to your protection as well as the Company’s.

6.    Hedging Transactions

Hedging transactions may insulate you from upside or downside price movement in Company Securities, which can result in the perception that you no longer have the same interests as the Company’s other stockholders. Accordingly, all directors, officers, employees and their Family Members and Controlled Entities are prohibited from entering into hedging or monetization transactions or similar arrangements with respect to Company Securities, including the purchase or sale of puts or calls or the use of any other derivative instruments, unless you obtain prior approval from a Compliance Officer.

7.    Margin Accounts and Pledging

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, all directors, officers, employees and their Family Members and Controlled Entities may not hold Company Securities in a margin account nor pledge Company Securities as collateral for a loan, unless you obtain prior approval from a Compliance Officer.

8.    Duration of Policy’s Applicability

    This Policy continues to apply to your transactions in Company Securities or the securities of other public companies even after your employment, engagement or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in Company Securities or the securities of such other company until the information has been publicly disseminated or is no longer material or nonpublic.

    9.    Construction

    For the avoidance of doubt, this Policy shall apply in addition to any and all other policies, codes or agreements that are in effect in respect of your employment, engagement or directorship with the Company. In the event that any term of this Policy conflicts with the terms of any other such policy, code or agreement, you are required to adhere to the most restrictive terms contained in such policy, code or agreement.
* * *
    THESE ARE VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL AND CAN RESULT IN JAIL SENTENCES AS WELL AS CIVIL PENALTIES, INCLUDING TREBLE DAMAGES. EMPLOYEES WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF YOU HAVE ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, PLEASE SEEK CLARIFICATION FROM A COMPLIANCE OFFICER. DO NOT TRY TO RESOLVE UNCERTAINTIES ON YOUR OWN.

Exhibit A
Guidelines for Rule 10b5-1 Trading Plans
Capitalized terms not defined herein have the meanings
ascribed to them in the Company’s Insider Trading Policy
To be effective, a Rule 10b5-1 trading plan must:
1.Include representations certifying that (a) you are not aware of material nonpublic information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading laws;
2.Specify the beginning and end dates for the Rule 10b5-1 trading plan;
3.Specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales;
4.Be established only during an open Trading Window and when you are not otherwise subject to a blackout period;
5.Be put in place only at a broker acceptable to a Compliance Officer;
6.Be reviewed by a Compliance Officer before the Rule 10b5-1 trading plan is put in place;
7.Be subsequently modified only during an open Trading Window and with approval from a Compliance Officer;
8.If modified, meet all requirements of a newly adopted plan, as if adopted on the date of modification;
9.If terminated before the end of its term and a new plan is put into place, be implemented only during a Trading Window unless an exception is otherwise approved in advance by a Compliance Officer;
10.Comply with the following “cooling-off” periods:
a.For the Company’s directors and Section 16 officers, provide that no trade under a Rule 10b5-1 trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan; or
b.For other Insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1 trading plan;
11.Be the sole outstanding Rule 10b5-1 trading plan for such Insider, unless an exception is approved in advance by a Compliance Officer, after evaluating whether any such additional plan would be permitted by Rule 10b5-1; and
12.Be, if such Rule 10b5-1 trading plan is a single-trade plan, the sole single-trade plan within any consecutive 12-month period.
Additionally, the Company requires that you act in good faith with respect to the Rule 10b5-1 plan for the entire duration of the plan.
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